Exhibit 4.63

MINUTES OF SETTLEMENT

BETWEEN:

EHAVE, INC. (“Ehave”)

- and -

COMPANION HEALTHCARE TECHNOLOGIES INC. (“Companion”)

WHEREAS Ehave and Companion (collectively, the “Parties”) entered into a license and reseller agreement dated as of October 30, 2018 (the “License Agreement”);

AND WHEREAS the Parties now desire to, among other things, terminate the License Agreement and fully and finally settle and resolve all existing and potential claims and disputes arising out of the License Agreement;

AND WHEREAS Ehave and ZYUS Life Sciences Inc. (“Zyus”) entered into an asset purchase agreement dated as of March 22, 2019, pursuant to which, among other things, Zyus will, upon the closing of the transactions (the “APA Closing”) contemplated thereby, advance the sum of $940,000 to Ehave (the “APA Consideration”);

AND WHEREAS Ehave intends to apply a portion of the APA Consideration to satisfy its obligations under these minutes of settlement;

Provided that, and conditional upon the occurrence of the APA Closing, the Parties hereto do hereby agree to settle all matters arising as between them, as follows:

1.	Ehave shall, within ten (10) business days following the date of the APA Closing, pay to Companion, in cash, the sum of up to $242,000 (the “Settlement Payment”), which payment shall fully and finally satisfy all outstanding fees owed to Companion under the License Agreement. The Settlement Payment is comprised of:

a.	$205,000; and

b.	up to $37,000 for legal services that Companion incurred in the negotiation of the License Agreement, which shall be substantiated with invoices from Companion’s legal services providers.

2.	In consideration for the Settlement Payment, Companion and Ehave shall enter into the termination and release agreement, in the form attached hereto as Schedule “A”.

3.	If the APA Closing does not occur on or prior to June 30, 2019, then these minutes of settlement will be deemed to be of no force and effect, as if never made.

4.	These minutes of settlement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement. A facsimile counterpart of these minutes of settlement bearing the signatures of the parties shall be binding on both parties to these minutes of settlement.

IN WITNESS WHEREOF the parties hereto have executed these minutes of settlement on the 18th day of April, 2019.

COMPANION HEALTHCARE TECHNOLOGIES INC.

Per:	/s/ Scott Woodrow
Name: Scott Woodrow
Title: Chief Executive Officer

EHAVE, INC.

Per:	/s/ Prateek Dwivedi
Name: Prateek Dwivedi
Title: Chief Executive Officer